Exhibit 16.1

August 25, 2026

U.S. Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Leifras Co., Ltd. pursuant to Form 6-K for the month of August 2026 (Commission File Number: 001-42877) (copy attached), which we understand will be filed with the Securities and Exchange Commission regarding “Changes in Registrant’s Certifying Accountant”. Under the heading of “Changes in Registrant’s Certifying Accountant”, we do not disagree with the contents of paragraphs: (1), (2), and (3). We have no basis to either agree or disagree with other content found in the filing.

Very truly yours,

WWC, P.C.
Certified Public Accountants

Attachment